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[LETTERHEAD]

                                August 1, 1998


Dear Shareholder:

     At their June 17, 1998 meeting, the Board of Directors declared a regular quarterly dividend of $.37 per share to shareholders of record as of that date and payable August 3, 1998.

     Net income for the second quarter was $2.3 million. Although total assets continue to increase ($38 million since year-end), loans have decreased $35 million since year end. This shift in the composition of earning assets puts further pressure on the net interest margin. On the positive side, asset quality continues to improve.

     Renovation of the Capital Bank building in Albuquerque is well under way and should be completed by early September. There are currently seven people on staff operating in temporary quarters. The tentative opening date is September 14, 1998.

     We are pleased to announce that at the May 27, 1998 board meeting, Ike Kalangis was elected to the board. Ike was formerly Chairman, CEO, and President of Boatmen's Sunwest, Inc. We look forward to benefiting from Ike's expertise, experience, and counsel.

     As the result of the sale of a block of 40,000 shares, almost 44,000 shares of First Place stock traded during the second quarter. This was more than double the number of shares traded during any previous 12-month period. Prices for these shares ranged from $60 to $69. First Place stock is quoted on the NASDAQ Bulletin Board under the symbol "FPLF".

     We appreciate your continued support and your business. We also encourage you to recommend us to your friends and associates.

/s/ Robert S. Culpepper      /s/ Richard I. Ledbetter       /s/ James D. Rose
Robert S. Culpepper          Richard I. Ledbetter           James D. Rose
Chairman of the Board        Chief Executive Officer        President